UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

February 29, 2012

EME HOMER CITY GENERATION L.P

(Exact Name of Registrant as Specified in its Charter)

PENNSYLVANIA	333-92047-03	33-0826938
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1750 Power Plant Road

Homer City, Pennsylvania  15748

(Address of principal executive offices)

(724) 479-9011

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report includes forward-looking statements. EME Homer City Generation L.P. has based these forward-looking statements on its current expectations and projections about future events based upon knowledge of facts as of the date of this current report and its assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that may be outside EME Homer City Generation L.P.’s control. EME Homer City Generation L.P. has no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Item 2.06        Material Impairments.

EME Homer City Generation L.P. (“Homer City”) and its indirect parent, Edison Mission Energy (“EME”) engaged a financial advisor and conducted a bidding process to obtain capital funding from third parties during the second half of 2011 to partially finance the installation of the environmental improvements at the Homer City plant. During the fourth quarter of 2011, such efforts failed to obtain sufficient interest from market participants necessary to fund the capital needed to make such improvements under the current lease arrangement. Homer City does not currently have sufficient capital and does not expect to generate sufficient funds from operations to complete retrofits. Restrictions under the agreements entered into as part of Homer City’s 2001 sale-leaseback transaction affect, and in some cases significantly limit or prohibit, Homer City’s ability to incur indebtedness or make capital expenditures. Consequently, Homer City’s ability to install environmental compliance equipment will be dependent on funding from the owner-lessors or third parties. Homer City is currently engaged in discussions with the owner-lessors regarding the potential for such funding. Homer City expects that the outcome of any such discussions, if successful in providing funding for the Homer City plant, will likely result in Homer City’s loss of substantially all beneficial economic interest in and material control of the Homer City plant. Failure to resolve the source of funding of necessary capital expenditures for the Homer City plant could result in Homer City’s default under the lease agreement giving rise to remedies for the owner-lessors and secured lease obligation bondholders, which could include foreclosing on the leased assets, the general partner of Homer City, or both.

There is no assurance that an agreement will be reached with the owner-lessors or the existing secured lease obligation bondholders on funding the capital improvements. Homer City believes it is unlikely to meet the covenant requirements of its sale-leaseback documents relating to the payment of equity rent at April 1, 2012 and will be unable to make the required equity rent payment. There is no assurance that subsequent rent payments will be made. Under the sale-leaseback documents, rent payments are comprised of two components, senior rent and equity rent. Senior rent is used exclusively for debt service to secured lease obligation bondholders, while equity rent is paid to the owner-lessors. In order to pay equity rent, among other requirements, Homer City must meet historical and projected senior rent service coverage ratios of 1.7 to 1 (subject to reduction to 1.3 to 1 under certain circumstances). A failure to pay equity rent does not entitle the owner-lessors to foreclose upon Homer City’s leasehold interest, but it does result in the suspension of Homer City’s ability to make permitted distributions. Moreover, Homer City would be permanently restricted in its ability to make permitted distributions if a failure to pay equity rent when due was not cured within nine months, or even if cured, occurred more than one additional time during the term of the lease. Homer City is not subject to any minimum historical and projected senior rent service coverage ratios except as conditions to distributions and equity rent payments. Also, failure by Homer City to pay equity rent when due in April 2012 could trigger termination of the $48 million senior rent reserve letter of credit. Homer City would then be required to fund the senior rent reserve, and failure to do so could entitle counterparties to seek available remedies under the sale-leaseback documents, including termination or foreclosure upon the leasehold interest.

The foregoing disclosures were also included in EME’s 2011 Annual Report on Form 10-K.  EME’s consolidated financial statements include Homer City.  As part of the disclosures in EME’s 2011 10-K, EME disclosed an impairment charge related to Homer City of $1,032 million.

Homer City is scheduled to file its Annual Report on Form 10-K by March 30, 2012.  In connection with the preparation of the financial statements to be included in such filing, Homer City concluded that certain long-lived assets were impaired in the fourth quarter of 2011. An impairment charge will be recognized in Homer City’s year-end financial statements because Homer City concluded that the future undiscounted cash flows through the period in which Homer City expects to continue to have significant economic interest and material control of the Homer City plant were insufficient to recover the carrying amount of Homer City’s property, plant and equipment. The amount of the charge has not yet been finalized. However, it is expected to be approximately $500 million.

Homer City accounts for its interest in the Homer City plant as a lease financing.  As a result, the lease financing obligation is not considered in determining the fair value of the Homer City plant.  EME accounts for the lease of the Homer City plant as an operating lease and included the cash flows of the operating lease in determining the fair value of the leasehold interest.  As a result of the different classification of the lease, the amount of the impairment charge recorded by EME is different than the expected impairment charge at Homer City.

Item 7.01        Regulation FD Disclosure.

Homer City is currently engaged in discussions with the owner-lessors through General Electric Capital Corporation (“GECC”), one of the owner participants, regarding the funding of capital improvements at the Homer City plant.  If these discussions are successful, it is expected that an affiliate of GECC will obtain the economic benefit and majority ownership of all the operating assets of Homer City. The transfer of ownership would be effected on a consensual basis.  In addition, GECC is currently engaged in discussions with certain of the holders of the secured lease obligation bonds (the “Restricted Holders”) regarding amendments to the terms of the 8.137% Senior Secured Bonds due 2019 and the 8.734% Senior Secured Bonds due 2026 (together, the “Bonds”), each issued by Homer City Funding LLC. In connection with these discussions, certain information regarding Homer City was provided to them.  Pursuant to confidentiality arrangements with the Restricted Holders, Homer City agreed to publicly disclose certain information provided on February 22, 2012 to the Restricted Holders in accordance with those arrangements.  As a result, Homer City is providing the information set out in this Item 7.01 and filed as Exhibit 99.1.

The estimated cost of installing S02 and particulate emissions control equipment for Units 1 and 2 of the Homer City plant is expected to be approximately $700 million to $750 million. In order for this emissions control equipment to be operational by early 2014, which is the expected deadline under the currently applicable Federal environmental regulations, the construction process would need to begin in the second quarter of 2012.  A contractor for engineering, procurement and construction services has been selected to install and construct the emissions control equipment for the Homer City facility.

GECC is prepared to provide the capital in the form of an equity contribution to complete the installation of this emissions control equipment under certain circumstances that are part of the ongoing discussions with the Restricted Holders.  In the initial discussions, GECC offered a package of amendments, modifications and waivers to the Restricted Holders in which the Bonds would be exchanged for new secured notes with 92% of the current face amount of the Bonds.  The new secured notes would have the same terms as the existing Bonds except: (i) amortization payments in October 2012, April 2013 and October 2013 would be deferred, (ii) interest payments in the same periods would be pay-in-kind, (iii) consents required for a change of control and the incurrence of up to $300 million of pari passu debt would be eliminated, (iv) the coverage ratio test for distributions to equity holders would be reduced to 1.15 to 1 and the block on payments to equity holders after the coverage ratios were not met three times would be removed, (v) no distributions to equity holders would be permitted during the periods that the new secured notes were pay-in-kind, but excess cash would be available to fund construction of the emissions control equipment and (vi) certain other changes to effectuate the transactions and ministerial revisions.

On February 24, 2012, the Restricted Holders, through their counsel Cadwalader, Wickersham & Taft LLP, provided to GECC an alternative transaction proposal to fund the construction of the emissions control equipment.  In this proposal, the Bonds would be exchanged for new unsecured notes as part of a restructuring transaction.  The new unsecured notes would have the same terms as the existing Bonds except: (i) interest payments from the closing until April 1, 2014 would be pay-in-kind with the issuer having the option for the accrual of pay-in-kind interest to begin on October 2, 2013, (ii) amortization payments would be suspended during the period the new unsecured notes are pay-in-kind with the issuer having the option to make such payments subsequent to that period, (iii) the new unsecured notes would not have the benefit of any security, (iv) the covenants prohibiting (w) merger, consolidation or sale of assets, (x) incurrence of new secured or unsecured debt, (y) creation or incurrence of liens and (z) equity distributions other than upon compliance with financial ratios, would be eliminated and (v) GECC would guarantee the obligations under the new unsecured notes.  In addition, the new unsecured notes would not be subject to redemption prior to April 1, 2014 and thereafter could be redeemed at 105%, 102.5% and 100% of par on April 1 of each of 2014, 2015 and 2016 and thereafter, respectively.  In connection with the exchange, the holders of the Bonds would consent to the elimination of the Bonds’ covenants and events of default.

The information in this item, including Exhibit 99.1, is being furnished, not filed. Accordingly, the information in this item will not be incorporated by reference into any registration statement filed by Homer City or any related entity under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated by reference therein.  By filing this Current Report on Form 8-K and furnishing this information, Homer City makes no admission as to the materiality of any information in this report.

The cash flow information furnished as Exhibit 99.1 was prepared by GECC based on its review of data provided by Homer City. This Form 8-K and Exhibit 99.1 contain forward-looking statements based on information available at February 22, 2012. These forward-looking statements are subject to a significant amount of uncertainty, in particular regarding the costs of purchasing and installing emissions control equipment, as well as power prices and revenues over the indicated time periods. Factors both within and outside the control of Homer City will affect the accuracy of this forward-looking information. Furthermore, the information is a high-level summary only and subject to assumptions, qualifications and performance criteria not otherwise described in the information presented.

Item 9.01        Financial Statements and Exhibits.

(d) Exhibits

99.1 Operational Monthly Cash Flow

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, this registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EME HOMER CITY GENERATION L.P.
(Registrant)

	By:	Mission Energy Westside Inc., as
General Partner

	By:	/s/ Maria Rigatti
Name: Maria Rigatti
Title: Director and Vice President

Date: February 29, 2012